April 11, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Herbalife Ltd. (the “Company”) and, under the date of February 19, 2013, we reported on the consolidated financial statements of the Company as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012. On April 8, 2013, we reached the conclusion we were obligated under applicable law and professional standards to resign as the Company’s independent accountants due solely to the unlawful activities of our now former partner, who, until April 5, 2013, was the KPMG LLP engagement partner on the Company’s audit, which caused us not to be independent of the Company. We communicated such resignation to the Company on the same date. We have also withdrawn our audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2010, 2011 and 2012 and the effectiveness of internal control over financial reporting as of December 31, 2010, 2011 and 2012 because our independence has been impaired. We have read the Company’s statements included under Item 4.01 and Item 4.02(b) of its Form 8-K dated April 9, 2013, and we agree with such statements, except that (1) the fourth paragraph of Item 4.01 expresses an intention of the Company to take action in the future as to which we have no basis to agree or disagree, and (2) we have no basis to agree or disagree with the Audit Committee’s and management’s belief as stated in the second sentence of the first paragraph of Item 4.02(b); however, we advised the Company that we resigned as the Company’s independent accountant solely due to the impairment of our independence resulting from our now former partner’s unlawful activities and not for any reason related to the Company’s consolidated financial statements for the years ended December 31, 2012, 2011 and 2010, its accounting practices, the integrity of the Company’s management or for any other reason.

Very truly yours,

/s/ KPMG LLP